Exhibit 8

***Text omitted pursuant to
Item 601(a)(6) of Regulation S-K

SPECIFIC POWER OF ATTORNEY

This power of attorney is made on 3 December 2019 by Yousryia Nassif Loza of [***] (Principal).

1.                                      Appointment and powers

The Principal appoints Christopher Joseph Howard Utting of [***] as her attorney (Attorney) and in the Principal’s name or otherwise and on her behalf to:

(a)                      consider, settle, approve, sign, execute, deliver and/or issue all documents, declarations, certificates and instruments (all whether as a deed or not) relating to “know your client” requirements, anti-money laundering requirements, FATCA/ CRS declarations, declarations of ultimate beneficial owner or ultimate economic beneficiary or ultimate controller (or similar), and other counterparty compliance due diligence requirements, in each case as may be required by any counterparty proposing to enter into any agreement with the Principal or any entity of which the Principal is the ultimate beneficial owner or ultimate economic beneficiary or in which the Principal has an interest;

(b)                      consider, settle, approve, sign, execute, deliver and/or make any regulatory filings required or desirable in any jurisdiction, including, without limitation, filings to be made to the US Securities and Exchange Commission (together with (a), the Purpose);

(c)                       take any steps or do anything which the Attorney in his absolute discretion considers desirable in connection with the Purpose; and

(d)                      appoint one or more employees of Gemini Office Services UK Limited (Company number 08589910) to act as a substitute attorney for the Principal and to exercise one or more of the powers conferred on the Attorney by this power of attorney other than the power to appoint a substitute attorney and revoke any such appointment without giving a reason.

2.                                      Duration

This power of attorney shall expire if the Attorney ceases to be employed by an entity of which the Principal is the ultimate beneficial owner, ultimate economic beneficiary or in the Principal has an interest.

3.                                      Ratification

The Principal undertakes to ratify and confirm whatever the Attorney does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

4.                                      Validity

The Principal declares that a person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney is effective and has not been revoked as conclusive evidence of that fact.

5.                                      Indemnity

5.1                               Subject always to clause 5.2, the Principal undertakes to indemnify the Attorney against all liabilities, costs, expenses, damages and losses and all other reasonable professional costs and expenses which he sustains or properly incurs in connection with any action taken in good faith pursuant to this power of attorney (including any cost incurred in enforcing this indemnity).

5.2                               The indemnity in clause 5.1 shall not cover the Attorney if and to the extent a claim under it results from the gross negligence, fraud or wilful misconduct of the Attorney.

6.                                      Governing law and jurisdiction

6.1                               This power of attorney and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it, its subject matter or its formation shall be governed by and construed in accordance with the law of England and Wales.

6.2                               Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this power of attorney or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by

Yousriya Nassif Loza	/s/ Yousriya Nassif Loza

In the presence of:

Witness signature:	/s/ George R. McCormick

Witness name and address:	George R. McCormick,

430 Park Avenue, New York, NY 10022, USA

Witness occupation:	Attorney

Withers Bergman LLP

Virginia Bar number 77047